CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Legal Counsel” in Post-Effective Amendment No. 688 to the Registration Statement on Form N-1A of Professionally Managed Portfolios as filed with the Securities and Exchange Commission on or about November 28, 2016.

/s/ Schiff Hardin LLP

Schiff Hardin LLP

New York, New York
November 28, 2016